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                                                                   EXHIBIT 6(h)


    IMPAC                                IMPAC FUNDING CORPORATION
                                                  SELLER AGREEMENT

     THIS AGREEMENT is made this 7th day of April, 1999, by and between Impac Funding Corporation (hereinafter referred as "Buyer" or as "IFC") a subsidiary of Impac Mortgage Holdings, Inc., a Maryland corporation and AUSTIN FUNDING CORPORATION a Texas, Corporation (hereinafter referred to as "Seller"). This Agreement shall govern the sale and transfer of mortgage loans by Seller to IFC and other incidence thereof, and each such mortgage loan shall be subject to the warranties, representations and agreements contained herein.

     In consideration of the mutual promises, covenants and benefits hereinafter set forth the parties hereto agree as follows:

                                    ARTICLE I
                             INCORPORATION OF GUIDE

     1.1. Upon final approval of Seller's application package, Buyer will issue to Seller a Seller's Guide (hereinafter referred to as "the Guide"). All provisions of the Guide are incorporated by reference into this Agreement and shall be binding upon the parties. Specific references in this Agreement to particular provisions of the Guide and not to other provisions does not mean that those provisions of the Guide not specifically cited herein are not applicable. All terms used herein shall have the same meaning as such terms have in the Guide unless the context clearly requires otherwise.

                                   ARTICLE II
                                   DEFINITIONS

     2.1 As used herein the following terms shall have the following meaning:

        "B or C Products" shall mean those mortgage loans characterized by Buyer (in their sole discretion) as being of B or C quality.

        "closing date" shall mean the date each mortgage loan sold hereunder is funded by Seller.

        "mortgage loan" shall mean a promissory note secured by a first and/or second trust deed or mortgage on residential real property.

        "mortgage file" shall mean the documents to be turned over to Buyer on the sale of any mortgage loan as called for herein, in the Guide.

        "mortgaged property" shall mean the residential real property which is security for each mortgage loan hereunder.

        "timely" shall mean prior to the right to impose a late penalty under the terms of a promissory note sold hereunder.

        "transaction date" shall mean the date each mortgage loan is sold to Buyer hereunder.

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                                   ARTICLE III
                                PURCHASE OF LOANS

     3.1. It is the intention of the parties hereto for IFC to purchase certain mortgage loans from Seller, which loans qualify under the requirements set forth by Buyer in the Guide, modifications thereto and in any other particular programs. It is agreed that Buyer shall purchase loans from Seller under all available loan programs unless identified herein: _________________
_____________________________________________________________________________

                                   ARTICLE IV
                      MUTUAL REPRESENTATIONS AND WARRANTIES

     4.1. The parties hereto each represent and warrant to each other and their respective successors in interest and assigns and agree that as of the date of this Agreement:

     A. This Agreement has been duly authorized, executed and delivered by each party to the other party and constitutes a valid and legally binding agreement.

     B. There is no action, proceeding or investigation pending or threatened, nor any basis for such action, proceeding or investigation known to the representing party, that questions the validity or prospective validity of this Agreement or any essential element upon which this Agreement depends, or any action that is to be taken by the representing party pursuant to this Agreement.

     C. Each party is duly organized, validly existing and in good standing under the laws of its jurisdiction and has the requisite power and authority to enter into this Agreement and any subsequent Agreements to which both parties are parties and which is contemplated by this Agreement.

     D. Each party represents that they have full right to perform all duties and functions hereunder and they are licensed to do so and that no obligation under this Agreement is in violation of any provisions, charter, certificate of incorporation, by-law, mortgage, indenture, indebtedness, agreement, instrument, judgment, decree, order, statute, rule or regulation by which the representing party is bound or obligated; and there is no such provision that adversely affects either parties' capacity to carry out the obligations hereunder.

                                    ARTICLE V
                     SELLERS REPRESENTATIONS AND WARRANTIES

      5.1. Seller represents and warrants to Buyer, as to each transaction between the parties that as of the date of each transaction:

     A. Seller is duly organized, validly existing and in good standing under the laws of its jurisdiction and is qualified, if necessary, to do business in each jurisdiction in which the mortgaged property is located. Seller has the requisite power and authority to enter into this Agreement and all other agreements which are contemplated by this Agreement and to carry out its obligations hereunder and under the Guide.

     B. There are no actions or proceedings, threatened or pending, which would adversely affect Sellers' ability to perform hereunder, or under its obligations as set forth in the Guide.

     C. Any mortgage loan which is sold under this Agreement conforms in all respects to the requirements of this Agreement and the Guide and the information set forth in each document delivered by Seller, as required by the Guide, is complete and accurate.



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     D. Seller is the sole owner and holder of each mortgage loan free and clear of any liens, pledges, charges or security interest of any nature, and has full right and authority to sell and assign the same pursuant to this Agreement.

     E. There are no restrictions, contractual or governmental, which would impair the ability of Buyer or Buyer's designees from servicing the mortgage loan.

     F. The mortgage loan is not in default and all monthly payments due prior to the transaction date and all taxes, assessments, insurance premiums, leasehold payments or ground rents have been timely paid. Seller has not advanced funds or induced or solicited any advances or funds by a party other than a mortgagor directly or indirectly, for the payment of any amounts required by the mortgage loan.

     G. There is no default, breach, violation, anticipated breach or event of acceleration existing under the mortgage or the related mortgage note and no event which, with the passage of time, (or with notice and the expiration of any grace or cure period) would constitute a default, breach, violation or event of acceleration.

     H. The loan is not subject to any right of rescission, set-off, counter claim or defense and is not unenforceable under any terms. The mortgage note and the related mortgage are genuine, legal, valid and binding obligations of the maker thereof. All parties had legal capacity to execute the note and all documents have, in fact, been properly executed by the parties.

     I. The mortgage loan, and the funding thereof, meets, or is exempt from, applicable state and federal laws, regulations and other requirements pertaining to usury, fees, and expenses incurred in the making of that loan (this shall include, but not be limited to, RESPA requirements).

     J. Any and all requirements of any federal, state or local law which include, but are not limited to, truth-in-lending, consumer credit protection and equal credit opportunity have been complied with.

     K. The proceeds of the loan have been fully disbursed and there is no requirement or anticipation of future advances thereunder. All costs, fees and expenses incurred in making, closing or recording the loan have been paid.

     L. On the closing date of each loan, the property was free and clear of all mechanics' and materialmans' liens or liens in the nature thereof, which could be prior to the mortgage loan and no rights are outstanding that under law could give right to any such lien.

     M. All of the improvements which are included for purposes of determining the appraised value of the mortgaged property lie wholly within the boundaries and building restriction lines of such property and meet all building code requirements. No improvements on the adjoining property encroach upon the mortgaged property.

     N. Any and all appraisals prepared for purposes of the loan to verify and validate the value of the mortgaged property were prepared honestly and truthfully, by an unbiased third party which is a duly qualified appraiser and each such appraisal validly represents the true, actual and correct value of the mortgaged property.

     O. On the closing date, no improvement located on or being part of the mortgaged property was in violation of any applicable zoning law or regulation.

     P. There are no hazardous substances or toxic waste located on or under said property so as to affect the value of said property.




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     Q. There is no proceeding pending for the total or partial condemnation of the mortgaged property and said property is undamaged by waste, fire, earthquake, earth movement, subsidence, wind, storm, flood, water, tornado or other casualty.

     R. The mortgage file contains each of the documents and instruments specified to be included therein as required under the Guide, and each such document or instrument is in a form acceptable to Buyer.

     S. There are no circumstances or conditions with respect to the mortgage, the mortgaged property, the mortgagor, or the mortgagor's credit standing that can be reasonably expected to cause private institutional investors to regard the mortgage loan as an unacceptable investment, cause the mortgage loan to become delinquent, or adversely affect the value or marketability of the mortgage loan.

     T. All terms, conditions and requirements of the Guide have been fully and faithfully carried forth and all documents submitted to the Buyer pursuant to the requirements of the Guide are correct and all information contained with those documents is true and correct.

     U. For 90 days following the transaction date for any mortgage loan sold hereunder all payments required by each such mortgage will be made on a timely basis by the Mortgagor(s). With regards to the sale of B or C Products the ninety (90) day period specified herein shall be modified to be the first payment due Buyer following the transaction date.

     V. Each mortgage, deed of trust and all other security instruments securing such a mortgage loan have been duly recorded in the office of the jurisdiction where the premises are located.

     W. With regards to each mortgage loan sold hereunder, a title insurance policy has been issued in an acceptable form as described in the Guide and is valid and binding. Each such policy shall be issued by a title insurer acceptable to Buyer and qualified to do business in the jurisdiction where the subject is located. Each such policy shall insure Seller, its successors and assigns to the first priority of the mortgage, and shall be in the amount of the original principal of the mortgage loan. Seller warrants that they are the named insured and sole insured of such title policy and that the assignments to Buyer of Seller's interest in such title insurance does not require the consent of or notification to the insurer, and that such insurance policy is and will remain in full force and effect and will inure to the benefit of Buyer and Buyer's assigns upon the consummation of the transaction contemplated by this Agreement and any subsequent assignments by Buyer. Seller warrants that no claims have been made under such title insurance policy and neither Seller nor any prior holder of the mortgage has done anything which would impair the coverage of such title insurance policy and that nothing contemplated in this Agreement or any transfer to Buyer will impair the coverage of such title insurance policy.

     X. The property, and all improvements thereon, are insured against loss by fire and other such hazards as are customary in the area where the mortgage property is located. Such coverage shall contain fire and hazard insurance policies with extended coverage as called for within this guideline and the Guide. The coverage under such policy shall be at least equal to the greater of the outstanding principal of the loan, 80% of the maximum insurable value of the improvements, or, an amount sufficient to prevent the mortgagor or loss payee from becoming a co-insurer. Such insurance as issued must be with an insurer acceptable pursuant to the Guide. All insurance policies must contain a standard mortgagee clause naming Seller and its successors and assigns, as mortgagee and loss payee. Each mortgage obligates the mortgagor thereunder to maintain such insurance at their costs and expense and allows the mortgagee to obtain and maintain such insurance at mortgagor's costs and expense, and to seek reimbursement therefore from the mortgagor should there be any failure by the mortgagor to maintain such policy. If any flood insurance is required by applicable law or requirement, then it is obtained and in force and effect. Any statements made by the mortgagor or the Seller in applications for such policies were true,



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    complete and correct at the time the application was made and there are no events that have occurred since that policy was issued that would affect the stated coverage of the policy.

     Y. Any trustee named in the mortgage loan is authorized to serve as such in the applicable jurisdiction. No fees or expenses are currently due to such Trustee other than any fees or expenses that might be incurred after a default.

     Z. Seller has used no adverse selection procedure in soliciting or selecting the mortgage loans to be sold to Buyer or in the solicitation of mortgagors.

     AA. No servicing agreement has been entered into with respect to the mortgage loan, or any such servicing agreement has been terminated or will be terminated prior to the assignment of any loan to Buyer, and there are no restrictions, contractual, governmental or otherwise which would impair the ability of Buyer or Buyer's designee from servicing the mortgage loan.

                                   ARTICLE VI
                EFFECT OF BREACH OF REPRESENTATIONS OR WARRANTIES

     6.1 It is understood and agreed that the representations and warranties set forth in Article V shall survive and continue in force for the full remaining life of each mortgage loan, notwithstanding the restrictive or qualified enforcement of the mortgage or any restrictive or qualified language contained in any assignment of mortgage. Upon discovery by either Seller or Buyer of a breach of any of the foregoing representations and warranties or of a defect with respect to a mortgage loan, the party discovering such breach or defect has a duty to give prompt written notice to the other party. Within thirty (30) days of its discovery, or its receipt of notice of any such breach of a representation or warranty or of a defect, Seller shall promptly cure such breach or defect in all material respects or repurchase the affected loan at a price equal to the outstanding principal balance of the loan plus interest at the mortgage interest rate from the date to which interest has last been paid plus the servicing premium plus any other expenses incurred by Buyer or losses suffered by Buyer. However, notwithstanding anything contained herein to the contrary, in the event that a defect or default shall involve the mortgagor's failure to make a timely monthly mortgage installment payment within the first ninety (90) days, (except as modified for B and C Products in paragraph 5.1U in which case the ninety (90) day period shall be the first payment due Buyer following the transaction date) then upon ten (10) days written notice by Buyer, Seller shall immediately repurchase such mortgage at a price computed as provided above. If, however, IFC determines, in their sole discretion, that Seller is unable to cure the breach within thirty (30) days or that the breach cannot be cured without affecting the resale value of said loan, Seller shall, within ten (10) days of receipt of notice from IFC repurchase the mortgage on the terms set forth above.

     6.2 The parties hereto each understand and contemplate that Buyer will resell said loans on the secondary market and it is understood that the right of repurchase shall further apply to any such purchaser of the loans. If any loan hereunder is rejected, returned, or a demand is made that it be repurchased from FNMA, FHLMC or any ultimate secondary market investor, Seller shall immediately, upon notice from Buyer, repurchase the mortgage loan in accordance with the provisions hereof.

     6.3 In addition to such repurchase obligation, Seller shall indemnify Buyer and hold it harmless against losses, damages, penalties, forfeitures, legal fees and related costs, judgments, and other costs and expenses resulting from any claim, demand, defense, defect or assertion based on, grounded upon, or resulting from a breach of Seller's representations and warranties contained in this Agreement.

     6.4 In addition to all other amounts set forth herein and under 6.1 the repurchase price shall be at a price equal to the outstanding principal balance of the loan plus accrued interest at the mortgage rate from the date to which interest was last paid plus the servicing premium plus any other expenses incurred by Buyer.

     6.5 If any mortgage loan sold to Buyer hereunder is prepaid by more than fifty percent (50%) of the original principal balance within sixty (60) days following the purchase by Buyer, the Buyer has the right to require the Seller to reimburse Buyer for any premium, inducements, servicing released premium, including any amount paid by Buyer for the mortgage loan, within ten (10) business days upon written notice. Commencing on the 61st

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day and continuing until the 180th day after the purchase by Buyer said amounts shall only be reimbursable to Buyer if the loan was paid off as a result of a refinance of the property (whether by the original trustor or a subsequent purchaser) originated or funded through the Seller, through any entity who pays a fee to Seller or if said early payoff is a result of a solicitation by Seller.

     6.6 It is understood that this Agreement creates an ongoing relationship between the parties. As a result, there may be various payments, charges, credits and expenses assessed on each sale by Buyer to Seller. If any such amount due Buyer from Seller remains outstanding more than fifteen (15) days after it is due, Seller then hereby appoints Buyer as its true and lawful attorney-in-fact to take all steps necessary to protect amounts due Buyer and to deduct from any subsequent sales proceeds hereunder such amounts due Buyer.

     6.7 It is contemplated that certain loans sold hereunder may be underwritten by Buyer before Settlement. in those cases only, Seller is relieved of its duties and obligations regarding the underwriting and any obligation to repurchase due solely to underwriting errors or improper underwriting decisions made by Buyer. However, Seller shall still be responsible to insure that all conditions called for in the underwriting approved by Buyer are satisfied by Seller and that all information submitted in the loan application is true and correct.

     6.8 By executing this Agreement, Seller is hereby granting to Buyer, effective upon a breach by Seller of any of the terms or conditions of this Agreement, a special power of attorney irrevocably making, constituting and appointing Buyer as Seller's attorney-in-fact, with power and authority to act in Seller's name and on Seller's behalf to execute, acknowledge and swear to the execution, acknowledgment and filing of all instruments and documents governing the funding, transfer or assignment of any Loans hereunder, which shall include, but is not limited to, Assignments of the Notes, Security Instruments and any other Loan Documents, or rights thereunder, transferred to Buyer hereunder. This power of attorney being granted by Seller is a special power of attorney coupled with an interest, is irrevocable, shall survive the dissolution of Seller and is limited to those matters herein set forth.

                                   ARTICLE VII
                                   COMMITMENTS

     7.1 All transactions between the parties hereto shall be governed by the terms and conditions of the Guide. No mortgage loan shall be sold to Buyer unless all requirements of the Guide have been met and then Buyer shall not be committed to purchase any such loans unless Buyer has provided the commitments as set forth in the Guide upon Buyer's written commitment to complete the sale as is set forth in the Guide.

                                  ARTICLE VIII
                                DOCUMENT DELIVERY

     8.1 Seller agrees to complete all acts necessary to perfect title to the mortgage in Buyer and shall sell, assign and deliver to Buyer, with respect to the purchase of each such mortgage loan, all of the respective documents required or necessary to effectuate the transaction. This shall include but not be limited to obtaining any documents required by or from the original mortgagor to insure that the mortgage loan complies with the Guide.

                                   ARTICLE IX
                                   TERMINATION

     9.1 This Agreement may be terminated by either party upon thirty (30) days prior written notice to the other party, which notice shall be effective five
(5) days after being placed in a U.S. Mail repository, postage prepaid. However, if Buyer believes (in its sole discretion) that there is a breach of any representation or warranties herein with reference to any mortgage loan sold hereunder or of any other obligations of Seller herein, then Buyer may terminate this Agreement (which termination is effective immediately upon giving the oral notice) forthwith upon oral notification to Seller by Buyer, which oral notification is followed by written notice as called for herein.


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                                    ARTICLE X
                               General Provisions

     10.1 All notices, requests, demands or other communications that are to be given under this contract (except those pursuant to 10.3) shall be in writing, addressed to the appropriate parties and sent postage prepaid to the address below:

              If to Buyer:   Impac Funding Corporation
                             1401 Dove Street, Suite 100
                             Newport Beach, CA 92660
                             ATTN: Seller Administration

              If to Seller:  Austin Funding Corporation
                             P.O. Box 36
                             Peel, AR. 72668
                             Attn: Jeffrey Dell

     10.2 This Agreement supersedes any prior agreement or understanding between the parties concerning the subject matter hereof and cannot be modified in any respect except by an amendment in writing signed by both parties, provided however, that this Agreement shall not supersede the right of Buyer to modify the Guide and have such modifications be binding on Seller, as set forth in paragraph 10.3.

     10.3 Buyer and Seller agree that Buyer may modify the Guide, and that Seller shall be bound by the terms of any such modification, as long as Buyer mails any such modifications to Seller, and such modifications shall be effective upon the earlier of receipt by Seller or ten (10) days after such modification is mailed to Seller, postage prepaid.

     10.4 This Agreement shall be construed in accordance with the laws of the State of California.

     10.5 Seller agrees to provide Buyer its most recent fiscal year financial statement audited by a Certified Public Accountant, on a yearly basis, and shall, from time to time at Buyer's request, provide additional documentation regarding Seller's, organization and personnel to maintain the Seller's approved standing with Buyer. Failure by Seller to provide requested documentation may result in Buyer's refusal to issue new loan commitments. Such refusal will take the form of written notification and shall be effective ten (10) days after such notification is mailed to Seller, postage prepaid. Continued failure by the Seller to provide requested documentation may further result in the termination of the Agreement. Such termination will take the form more fully described in
Article IX

     10.6 Any controversy, claim or dispute among the parties arising out of this contract, or the breach thereof, shall be settled by arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association in Orange County, California and judgment upon the award rendered by the Arbitrator may be entered in any court having jurisdiction, including the Superior Court of California, County of Orange.

     10.7 If any party to this Agreement resorts to any legal action or arbitration, to enforce any provision of this Agreement, the prevailing party shall be entitled to recover its attorneys' fees in addition to any other relief to which it may be entitled.

     10.8 Seller warrants it will not solicit or encourage the refinancing of any property that is encumbered by a mortgage loan and sold hereunder for a period of one year after the loan is purchased by Buyer. Seller agrees not to disclose any such names or information to third parties to encourage or aid them to refinance such properties during that one year period. This restriction shall not apply to any mortgage loan which has been deemed accelerated by Buyer, or its assignee.

     10.9 Seller acknowledges that nothing herein, or in the Guide, shall be construed to create an agency relationship, partnership, joint venture or employment relationship between Buyer and Seller. Seller shall not hold itself out as such, or make any such or similar representations.


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                                   ARTICLE XI
                                    ADDENDUM

     11.1 If identified herein the attached Addendum shall also be deemed to be added provisions of this Agreement:

                                 BUYER: IMPAC FUNDING CORPORATION


    Dated:      199              By: /s/ JAMES W. DICKINSON
          -----    -                 ------------------------------------------
                                     James W. Dickinson

                                 Its: Vice President
                                     ------------------------------------------


                                 SELLER: AUSTIN FUNDING CORPORATION

    Dated: April 7, 1999, 199    By: [ILLEGIBLE]
                             -       ------------------------------------------

                                 Its: President/CEO
                                     ------------------------------------------





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